Exhibit 4.2

SOUTHLAND COAL PTY LTD

(RECEIVERS AND MANAGERS APPOINTED)

(LIQUIDATORS APPOINTED)

ACN 000 077 225

(“Vendor”)

AND

ANDREW JOHN LOVE

(“Receiver”)

AND

YANZHOU COAL MINING COMPANY LIMITED

ASSET SALE AGREEMENT

HENRY DAVIS YORK

Lawyers

44 Martin Place

Sydney NSW 2000

DX: 173 Sydney

TeL (02)9947 6000

Fax: (02) 9947 6999

www.hdy.com.au

Ref: RJT/SARI3 101686

TABLES OF CONTENTS

1.	DEFINITIONS AND INTERPRETATIONS	1

2.	INTERDEPENDENT CONTRACTS AND CONDITIONS PRECEDENT	8

3.	BUSINESS ASSETS TO BE SOLD	13

4.	PURCHASER	14

5.	PURCHASE PRICE AND PAYMENT	14

6.	GST	17

7.	VALUATION OF PLANT AND EQUIPMENT	18

8.	COMPLETION	19

9.	PAYMENTS IN ADVANCE OR ARREARS	20

10.	ACKNOWLEDGMENTS BY PURCHASER	22

11.	COMPUTER LICENCES, PROPERTY LEASES, PERMITS TO OPERATE AND CONTRACTS	22

12.	MINING TENEMENTS AND ENVIRONMENTAL PROTECTION LICENCES	24

13.	TITLE & RISK	25

14.	OBLIGATIONS BEFORE AND AFTER COMPLETION	26

15.	WARRANTIES	27

16.	LIMITATION OF LIABILITY	28

17.	RECEIVERS ARE NOT LIABLE	30

18.	TERMINATION	30

19.	ANNOUNCEMENTS	32

20.	DISPUTE RESOLUTION	32

21.	DUTIES, COSTS AND EXPENSES	34

22.	GENERAL	34

ANNEXURE A	Additional Tenement Area	50

ANNEXURE B	Escrow Deed	51

ANNEXURE C	Conveyor System Test	52

ANNEXURE D	Water Levels Test	53

ANNEXURE E	Continuous Miner Scope of Works	56

ANNEXURE F	Agreed Care and Maintenance Program	57

THIS AGREEMENT is made the 5th day of October 2004

PARTIES

SOUTHLAND COAL PTY LTD (RECEIVERS AND MANAGERS APPOINTED) (LIQUIDATORS APPOINTED) ACN 000 077 225 of c/- Ferrier Hodgson, Level 17, 2 Market Street, Sydney NSW 2000 (“Vendor”)

AND

ANDREW JOHN LOVE of Ferrier Hodgson, Level 17, 2 Market Street, Sydney NSW 2000 (“Receiver”)

AND

YANZHOU COAL MINING COMPANY LIMITED of 40 Fushan Road, Zoucheng, Shandong Province, 273500, China (“Yanzhou”)

RECITALS

A.	Pursuant to the terms of the Joint Venture Agreement, the Vendor has the Vendor Interest and Thiess has the Thiess Interest in various assets which together comprise the Business Assets.

B.	The Receivers were jointly and severally appointed receivers and managers of the Vendor Interest in the Business Assets on 30 December 2003.

C.	The Vendor has agreed to deliver and Yanzhou has agreed to buy or to procure that the Yanzhou Nominee buys the Business Assets on the terms set out in this agreement.

OPERATIVE PART

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

The following words have these meanings in this agreement:

“Abadare Reject Disposal Area” means Lot 2/1036300 and Lot 3/1036300.

“Additional Payment” means the sum of $4,000,000 payable by the Purchaser in accordance with clause 5.3.

“Additional Tenement Area” means the area shown or a substantial part of the area shown on the diagram attached as Annexure A.

“Agreed Care and Maintenance Program” means the care and maintenance program in respect of the Business Assets set out in Annexure F.

“Area of the No. 1 Shaft” means that part of Lot 3/7 14067 containing the shaft and associated infrastructure and equipment.

“Area of the No. 2 Shaft” means the land on which the No. 2 Shaft is located, being land covered by Consolidated Coal Lease 782.

“Assumed Liabilities” mean statutory liabilities for end of mine life closure and for remediation costs in respect of the Mining Tenements.

“Business” means the coal mining and processing business carried on at the Mine and includes the Business Assets and also means, where the context requires, any part of the Business.

“Business Assets” means the following assets used in the Business:

(a)	the Business Records;

(b)	the Computer Licences

(c)	the Contracts;

(d)	the Environmental Protection Licences

(e)	the Goodwill;

(f)	the Mining Tenements;

(g)	the Permits to Operate;

(h)	the Plant and Equipment;

(i)	the Promotional Material;

(j)	the Property Leases; and

(k)	the Stock

but excludes the Freehold Properties which are the subject of a separate contract between the Vendor and the Purchaser.

“Business Day” means a day (excluding a Saturday or Sunday) on which banks are open for business in Sydney, New South Wales.

“Business Records” means to the extent they relate exclusively to the Business and to the extent they are in the possession or control of the Vendor and Thiess:

(a)	records of the Contracts, the Property Leases, the Computer Licences, the Mining Tenements, the Permits to Operate and the Environmental Protection Licences, including the original (and where applicable, stamped) versions of all such documents and instruments;

(b)	computer programs, databases and software;

(c)	all geological and geophysical reports and information, mine technical and engineering drawings, plans and data, feasibility studies, reports and analysis (including documents and records developed by Thiess in respect of the Mine in the course of the Joint Venture Agreement);

(d)	formulas, processes, patterns, product designs, engineering data and other knowhow;

(e)	any other documents and records held in respect of the Business Assets;

and for the avoidance of doubt, excludes records of the Receivers and statutory records in relation to the Business Assets.

“Claim” means any claim or cause of action including

(a)	in contract;

(b)	in tort (including misrepresentation or negligence); or

(c)	under statute (including the Trade Practices Act, 1974 (Cth) or the Fair Trading Act 1987 (NSW) or similar legislation in other states or territories of Australia),

in respect of this agreement, the Business or any of the Business Assets.

“Commissioner” means the Commissioner of Taxation.

“Completion” means completion of the sale and purchase of the Business Assets under clause 8.1.

“Completion Payment” means the sum of $16,600,008 payable by the Purchaser in accordance with clause 5.2.

“Computer Licences” means the computer and software licences granted in connection with the Business

“Condition Precedent” means a condition precedent specified in clause 2.1.

“Continuous Miner” means the Continuous Miner located at the intersection of 5 cut through and A heading of the SL5 maingate.

“Contracts” means the contracts and commitments entered into in the ordinary course of conducting the Business including, but not limited to those contracts listed in Schedule 7.

“Department” means the New South Wales Department of Mineral Resources.

“Deposit” means an amount of $2,000,000 payable by the Purchaser under clause 5.1.

“Disclosure Material” means the documentation and information in relation to the Business Assets and the Freehold Property contained in the data room and any other documentation and information in relation to the Business Assets provided to or made available to the Purchaser, the Purchaser’s Solicitors or any other of the Purchaser’s advisers by or on behalf of the Vendor in writing.

“Encumbrance” means any mortgage, charge, pledge, lien, other security interest or encumbrance, but does not include a lien arising as a matter of law, and including those encumbrances as set out in Schedule 6.

“Environmental Protection Licences” means the licences granted under Chapter 3 of the Environment Act listed in Schedule 8.

“Environment Act” means the Protection of the Environment Operations Act 1997 (New South Wales).

“EPA” means the New South Wales Environment Protection Authority.

“Escrow Deed” means the Escrow Deed in the form attached as Annexure B.

“Excluded Assets” means the following assets used in or arising out of the Business:

(a)	the Longwall Equipment; and

(b)	the Continuous Miner.

“Freehold Property” means the real property listed in Schedule 3.

“Goodwill” means the goodwill in respect of the Business and includes the exclusive right for the Purchaser to represent itself as carrying on the Business as the successor of the Vendor.

GST Law means the A New Tax System (Goods and Services Tax) Act 1999 and any other law which imposes or otherwise deals with the imposition or administration of a goods and services tax in Australia.

GST Rate means the rate of GST under the GST Law.

GST, Input Tax Credit, Supply and Tax Invoice have the same meanings as under the GST Law.

“Joint Venture Agreement” means the Joint Venture Agreement (Southland Colliery Joint Venture) between the Vendor and Thiess dated 22 May 2001.

“Joint Venture Parties” means the Vendor and Thiess collectively.

“Liabilities” means any duty, liability (including in respect of any Loss) or obligation affecting the person concerned, however it arises and whether it is present or future, fixed or unascertained, actual or contingent, other than Assumed Liabilities.

“Liquidation Value” means the liquidation value for items of Plant and Equipment obtained by the Vendor from a recognised licensed valuer prior to the date of this agreement.

“Longwall Equipment” means any equipment located on the inaccessible side of the permanent seals which are located at the entrances to the SM longwall area.

“Loss” means any loss, Claim, action, judgment, liability, damage, cost (including reasonable legal costs and disbursements), charge, expense, outgoing, payment, or diminution in value or deficiency of any kind.

“Mine” means the Southland colliery and processing plant operated near Cessnock in the Hunter Valley, New South Wales.

“Mining Act” means the Mining Act 1992 (New South Wales).

“Mining Payments” means rent, outgoings, royalties and other payments payable in connection with the Mining Tenements.

“Mining Tenements” means the mining leases listed in Schedule 4.

“Minister” means the New South Wales Minister for Mineral Resources.

“Pacific National Contract” means the Agreement to Carry Coal between the Vendor and Pacific National (NSW) Pty Limited dated 19 March 2003.

“Permits to Operate” means the licences and permits used in connection with the Business.

“Plant and Equipment” means the plant, equipment, machinery, tools, furniture, fixtures, fittings and motor vehicles owned by the Business and used in the Business including those items as listed in Schedule 2.

“Promotional Material” means advertising material, sales literature, catalogues, display stands, signs, film, plates, television and print media material and material of a similar nature used in the Business.

“Property Leases” means those property leases set out in Schedule 5. “Proposed Completion Date” means 26 November 2004.

“Purchase Price” means the sum of the following amounts payable by the Purchaser for the Business Assets:

(a)	the Completion Payment;

(b)	the Additional Payment; and

(c)	the Royalty Payments.

“Purchaser” means Yanzhou or if Yanzhou nominates a Yanzhou Nominee under clause 4.1, the Yanzhou Nominee.

“Purchaser’s Solicitor” means Cons Chambers Westgarth, of I Farrer Place, Sydney, NSW, 2000.

“Receivers” means Mr Andrew John Love, Mr Peter Ivan Felix Geroff and Mr Alan Edward Lewis of Ferrier Hodgson.

“Related Body Corporate” has the same meaning as under the Corporations Act 2001.

“Royalty Payments” means the royalty payment payable by the Purchaser under clause 5.4.

“Southland Railways Contract” means the Rail Access Agreement between the Vendor and South Maitland Railways Pty Limited dated 3 July 1998.

“Stakeholders” means the Vendor’s Solicitor and the Purchaser’s Solicitor.

“Stock” means the coal stock of the Business owned by the Joint Venture Parties as at Completion, used or intended to be used in connection with the Business.

“Sunset Date” means 10 December 2004.

“Thiess” means Thiess Southland Pty Ltd ABN 24 053 356 193.

“Thiess Interest” means the 10% interest in the Business Assets held by Thiess, pursuant to the terms of the Joint Venture Agreement.

“Vendor Interest” means the 90% interest in the Business Assets held by the Vendor pursuant to the terms of the Joint Venture Agreement.

“Vendor’s Solicitor” means Henry Davis York of 44 Martin Place, Sydney 2000.

“Warranties” means in relation to the Vendor and the Receivers the representations and warranties in part A and part B of Schedule 1 respectively and in relation to the Purchaser the representations and warranties in Part C of Schedule 1.

“Yanzhou Nominee” means the subsidiary of Yanzhou nominated by Yanzhou in accordance with clause 4.1 and subject to clause 4.2.

1.2	Interpretation

In this agreement unless the contrary intention appears:

1.2.1	a reference to this agreement includes any variation or replacement of it;

1.2.2	a reference to a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements or any of them;

1.2.3	singular includes the plural number and vice versa;

1.2.4	a reference to any one gender includes each other gender (as the case may require);

1.2.5	the word “person” includes a firm, corporation, body corporate, unincorporated association or any governmental authority;

1.2.6	a reference to a person includes a reference to the person’s executors, administrators, legal personal representatives, successors and permitted assigns;

1.2.7	an agreement on the part of, or in favour of, two or more persons binds or is for the benefit of them or any one or more of them jointly and severally;

1.2.8	a reference to a party means a person who is named as a party to this, and is bound to observe the provisions of this agreement;

1.2.9	the reference to “Dollars” or “$” is a reference to Australian currency; and

1.2.10	a reference to “includes” or “including” means includes, without limitation and including, without limitation, respectively.

1.3	All headings in this agreement have been inserted for the purpose of ease of reference only. They do not affect the meaning or interpretation of it.

1.4	Any schedule attached to this agreement forms part of it.

2.	INTERDEPENDENT CONTRACTS AND CONDITIONS PRECEDENT

2.1	Conditions

Completion of the sale and purchase of the Business Assets is interdependent with and will not proceed unless simultaneously with or prior to Completion the following conditions have been met:

2.1.1	the parties complete the contract for the sale of the Freehold Properties which is to be executed on or about the date of this agreement;

2.1.2	a notice in writing is issued by, or on behalf of, the Treasurer of the Commonwealth of Australia stating that the Commonwealth Government does not object to the parties entering into and completing this agreement either unconditionally or on terms reasonably acceptable to the Purchaser or the Treasurer of the Commonwealth of Australia becomes precluded from making an order in respect of the acquisition of the Business Assets under the Foreign Acquisitions and Takeovers Act 1975 (Cth);

2.1.3	all necessary consents required from the Chinese Government or under Chinese law (including, but not limited to, the consent of the State Reform and Development Commission and the Ministry of Commerce) are obtained in writing;

2.1.4	the following contracts are assigned or novated to the Purchaser or a new contract is entered into between the relevant counter party and the Purchaser:

(a)	the South Maitland Railways Contract;

(b)	the Pacific National Contract; and

(c)	the lease between the Vendor and the Hincks referred to in item 1 of Schedule 5.

2.1.5	Department Forms 12 “Application for Approval of the Transfer of An Authority” in respect of each of the Mining Tenements are lodged with the Department and are approved on whatever terms specified by the Department or the Minister, including, without limitation, the condition referred to in clause 10 (which the Purchaser acknowledges is acceptable to it);

2.1.6	there is no material adverse change in the nature or condition of the Business Assets between the date of this agreement and the date of Completion and no event or effect has occurred which would:

(a)	materially restrict or have a materially adverse affect on the ability of the Purchaser to re-commence longwall operations at the Mine; or

(b)	which would prevent the Vendor delivering unencumbered title to the Business Assets to the Purchaser on Completion;

2.1.7	the indicative consent of the Minister to a variation of the Mining Operations Plan for the Mine to adopt a care and maintenance program for the Mine, on whatever terms specified by the Minister, is obtained;

2.1.8	the test described in Annexure C in relation to the conveyer systems at the Mine is satisfied;

2.1.9	the pump test described in the first paragraph of the section headed “Test” in Annexure D in relation to borehole pumping at the Mine is satisfied;

2.1.10	the water test described in the second paragraph of the section headed “Test” in Annexure D in relation to water levels at the Mine is satisfied;

2.1.11	the scope of works described in Annexure E in relation to the Continuous Miner is completed; and

2.1.12	the Vendor delivering to the Purchaser duly executed transfer documents under clause 8.2 for the whole of the interest in the Business Assets.

2.2	Transfer of the whole of the interest in the Business Assets

2.2.1	The condition precedent in clause 2.1.12 may be satisfied either by (at the election of the Vendor):

(a)	the Vendor acquiring the Thiess Interest in the Business Assets prior to Completion and providing the Purchaser with executed transfer documents under clause 8.2 for the whole of the interest in the Business Assets; or

(b)	the Vendor procuring Thiess to dispose of the Thiess Interest in the Business Assets directly to the Purchaser and providing the Purchaser with transfer documents under clause 8.2 executed by Thiess (as appropriate) in favour of the Purchaser for the Thiess Interest in the Business Assets.

2.2.2	The Vendor must as soon as practicable after exchange, provide the Purchaser with written evidence that the Purchaser will satisfy one of the options under clause 2.2.1 so that the Purchaser may prepare the necessary transfer documents and commence taking action to satisfy the Condition Precedent in clause 2.1.3.

2.3	Chinese Government consents

The parties agree that the Purchaser will have until the later of the following dates to satisfy the Condition Precedent in clause 2.1.3:

2.3.1	the date 2 months after the date of this agreement; or

2.3.2	the date 6 weeks after the receipt by the Purchaser of the written evidence from the Vendor pursuant to clause 2.2.2,

provided that Completion must occur on or before the Sunset Date.

2.4	Termination of Contract

In the event that the contract described in clause 2.1.1 is validly terminated or is rescinded in accordance with its terms by a party to it prior to Completion then this agreement is automatically terminated. Upon termination under this clause this agreement has no further effect and neither the Purchaser nor the Vendor is liable to the other except in respect of any breach of this agreement occurring before termination and clause 2.10 applies.

2.5	Tests and Scope of Works

2.5.1	A representative of each of the Vendor and the Purchaser must meet:

(a)	on a day convenient to the Vendor, being a day no earlier than two weeks prior to Completion in order to run the test described in clause 2.1.8;

(b)	on a day convenient to the Vendor, being a day no earlier than two weeks prior to Completion in order to run the test described in clause 2.1.9;

(c)	the day two days prior to Completion in order to run the test described in clause 2.1.10 (the tests referred to in clauses 2.5.1(a), 2.5.1(b) and this clause 2.5.1(c) being the “Tests”); and

(d)	on a day convenient to the Vendor, being a day no earlier than two weeks prior to Completion in order to review the scope of works described in clause 2.1.11 (“Scope of Works”) and agree that it has been completed.

2.5.2	If, when the Tests are run in accordance with clauses 2.5.1(a), 2.5.1(b) or 2.5.1(c), one or more of the Tests are not satisfied, the Vendor will have the right to rectify any fault prior to Completion.

2.5.3	If when the Scope of Works is reviewed for completion in accordance with clause 2.5.1(d), the parties agree that Scope of Works is not completed, the Vendor will have the right to rectify any fault in the period prior to Completion.

2.5.4	If one or both of clauses 2.5.2 and 2.5.3 apply, a representative of each of the Vendor and the Purchaser must meet on a date convenient to the Vendor prior to Completion, in order to re-run the Tests or re-review the Scope of Works for completion.

2.5.5	Subject to clause 2.10, the parties agree that there is no limit to the number of times that the Tests may be re-run or the Scope of Works may be re-reviewed for completion in accordance with clauses 2.5.2 and 2.5.3.

2.5.6	The parties agree that the running of the Tests or the reviewing of the Scope of Works in accordance with clauses 2.5.1 to 2.5.3 may, but need not, occur on the same day.

2.5.7	The parties must also comply with the additional pre-test requirements set out in Annexure D.

2.6	Cross Default

2.6.1	A breach of this agreement by the Purchaser is deemed to be a breach of the contract for the sale of the Freehold Properties referred to in clause 2.1.1 (“Land Contract”).

2.6.2	A breach of the Land Contract by the Purchaser is, at the Vendor’s election, deemed to be a breach of this agreement by the Purchaser.

2.6.3	If the Vendor terminates this agreement for any reason, then the Vendor must also terminate the Land Contract by written notice to the Purchaser.

2.7	Waiver

A Condition Precedent may only be waived by agreement in writing between the Purchaser and the Vendor, save that the Purchaser alone may waive in its absolute discretion, any of the Conditions Precedent referred to in clauses 2.1.2 to 2.1.11.

2.8	Best Endeavours

2.8.1	The Vendor and the Purchaser must each use its best endeavours to satisfy or assist the other party to satisfy on or before the Proposed Completion Date each Condition Precedent.

2.8.2	The parties must continue to use their best endeavours in accordance with clause 2.8.1 after the Proposed Completion Date if for any reason Completion has not occurred.

2.9	Notice

The Purchaser and the Vendor must promptly notify the other in writing if any Condition Precedent is satisfied or cannot be satisfied. Each party will promptly keep the other party reasonably informed of any developments relevant to any Condition

Precedent.

2.10	Cut-Off Date

If a Condition Precedent is not satisfied on or before the Sunset Date the Purchaser or the Vendor may by written notice to the other, terminate this agreement, provided that a party may not give such notice if it is in material default of an obligation under this agreement. Upon such termination, this agreement has no further effect and neither the Purchaser nor the Vendor is liable to the other except:

2.10.1	under clause 21 (duties and costs);

2.10.2	under clause 19 (confidentiality);

2.10.3	under clause 18.3 (return or information);

2.10.4	in respect of any breach of this agreement occurring before termination;

2.10.5	under clause 5.1.3; and

2.10.6	if the Conditions Precedent are not satisfied for any reason (other than a reason the subject of clause 5.1.3), the Deposit and any other money, including interest, paid by the Purchaser towards the Purchase Price, will be refunded to the Purchaser, together with the interest earned on the Deposit if it was invested and the Vendor and the Purchaser must instruct the Stakeholders accordingly.

2.11	Period before Completion

2.11.1	During the period prior to Completion, the Vendor will use its reasonable endeavours to maintain and protect the Business Assets in their condition existing at the time the Purchaser last undertook a site visit to the Mine prior to the date of this agreement.

2.11.2	During the period prior to Completion and subject to clauses 2.11.3 and 2.11.4, the Vendor will implement and follow the Agreed Care and Maintenance Program in relation to the Business Assets.

2.11.3	For the avoidance of doubt, the parties agree that the Agreed Care and Maintenance Program will not require the Vendor to:

(a)	incur any capital expenditure; or

(b)	improve the condition or any of the Business Assets from their condition as at the date referred to in clause 2.11.1.

2.11.4	If the Purchaser wishes to vary the Agreed Care and Maintenance Program, any such variation must be approved by the Vendor, which will not unreasonably withhold its approval, and the Purchaser must indemnify the Vendor in respect of any Loss incurred by the Vendor in implementing and as a consequence of implementing the variations requested by the Purchaser under this clause 2.11.4.

3.	BUSINESS ASSETS TO BE SOLD

3.1	On the date of Completion:

(a)	the Vendor must sell and the Purchaser must purchase the Vendor Interest; and

(b)	the Vendor must sell or procure that Thiess sells and the Purchaser must purchase the Thiess Interest in the Business Assets free from Encumbrances for the Purchase Price, on the terms and conditions set out in this agreement.

3.2	Excluded Assets

The Excluded Assets are excluded from the sale of the Business Assets.

4.	PURCHASER

4.1	Yanzhou may nominate a Yanzhou Nominee as the purchaser of the Business Assets by notice in writing to the Vendor at least 3 days prior to Completion.

4.2	Notwithstanding anything to the contrary in this agreement, if a Yanzhou Nominee is nominated by Yanzhou under clause 4.1 to be the Purchaser under this agreement, Yanzhou will not be relieved of any of the obligations of the Purchaser under this agreement which remain unperformed by the Yanzhou Nominee 14 days after written demand by the Vendor on the Yanzhou Nominee.

5.	PURCHASE PRICE AND PAYMENT

5.1	Deposit

5.1.1	The Vendor and Yanzhou shall enter into the Escrow Deed with the Stakeholders on the date of entering this agreement.

5.1.2	On the date of entering this agreement, the Purchaser must pay in cash or by bank cheque the Deposit as part payment of the Purchase Price to the Stakeholders to be held as stakeholders on the terms of the Escrow Deed. The Deposit will vest in the Vendor by virtue of Completion and on Completion, the Vendor and the Purchaser shall instruct the Stakeholders to pay the Deposit to the Vendor in accordance with the Escrow Deed.

5.1.3	The Deposit will be forfeited to the Vendor if:

(a)	the Purchaser breaches this agreement; or

(b)	the Condition Precedent in clause 2.1.3 is not satisfied for any reason by the Sunset Date (other than the failure or delay of the Vendor to provide the written evidence to the Purchaser in accordance with clause 2.2.2), and, in the case of clause 5.1.3 (a), the Vendor gives written notice to the Purchaser to remedy the breach and the Purchaser remains in breach for 14 days after receipt of the notice. Forfeiture of the Deposit is without prejudice to any other rights or remedies the Vendor may have including seeking specific performance or termination of this agreement. If the Deposit is forfeited to the Vendor in accordance with this clause 5.1.3, the Vendor and the Purchaser shall instruct the Stakeholders to pay the Deposit to the Vendor in accordance with the Escrow Deed.

5.1.4	No liability is to he borne by the Stakeholders, any party to this agreement or their agent or solicitor in respect of either the loss of the Deposit or the lack of interest earned on the Deposit as a result of it having been invested in accordance with the Escrow Deed.

5.1.5	Each party (and where a party comprises two or more persons, all of those persons) must provide the Stakeholders with its tax file number. If this agreement is completed and one party has provided their tax file number in accordance with this clause and the other party has not, the party who has provided their tax file number is entitled to all the net interest (if any) earned on the Deposit.

5.2	Completion Payment

At Completion, the Purchaser must pay by cash or bank cheque the Completion Payment less the amount of the Deposit paid under clause 5.1 (plus or minus any other net adjustment amount due under this agreement) to the Vendor or as the Vendor or the Vendor’s Solicitor may direct by notice in writing on account of the Purchase Price.

5.3	Additional Payment

If an exploration licence is granted to the Purchaser under the Mining Act over the Additional Tenement Area (“Additional Exploration Licence”), the Purchaser must pay the Additional Payment to the Vendor as the Vendor or the Vendor’ Solicitor may direct by notice in writing within 5 Business Days after the Additional Exploration Licence is granted on account of the Purchase Price.

5.4	Royalty Payments

5.4.1	The Purchaser must pay to the Vendor on account of the Purchase Price, a Royalty Payment of $2.00 per tonne for the first 4 million tonnes of saleable coal product produced by the Purchaser at the Mine and sold to either domestic or export customers or otherwise transferred by the Purchaser to a third party including, for the avoidance of doubt, a Related Body Corporate of the Purchaser.

5.4.2	The Royalty Payment referred to in clause 5.4.1 must be paid on a monthly basis within 5 Business Days after the end of the relevant month to the Vendor or as the Vendor or the Vendor’s Solicitor may direct by notice in writing.

5.4.3	The Purchaser must allow the Vendor to inspect and take copies of the relevant books of account of the Purchaser during business hours on reasonable notice by the Vendor to enable the Vendor to verify the amounts of the Royalty Payments.

5.5	Interest

5.5.1	If Completion of the sale of the Business Assets does not take place by the Proposed Completion Date (unless the Purchaser is entitled to further time under clause 2.3.2 by reason of any failure or delay in the Vendor providing the written evidence to the Purchaser in accordance with clause 2.2.2) the Purchaser must pay interest on the amounts due under clause 5.2 to the Vendor on the date Completion takes place. This interest is payable on Completion on and in addition to the balance of the Purchase Price described in clauses 5.2 to 5.4 and any other moneys payable by the Purchaser to the Vendor under this agreement.

5.5.2	The rate of interest under clause 5.5.1 is a rate equal to the aggregate of 2% per annum plus the Commonwealth Bank Corporate Loan Reference Rate (on a quarterly charging cycle) from time to time. This interest accrues from day to day from the Proposed Completion Date to the date on which Completion actually occurs. If Completion is delayed solely as a reason of the Vendor’s default, interest is not to be charged for the period during which Completion was delayed for this reason.

5.6	Apportionment of Purchase Price

The Purchase Price (inclusive of the Completion Payment and the Additional Payment, but exclusive of the Royalty Payments) is apportioned between the Business Assets as follows:

Plant and Equipment	$18,600,000
Mining Tenements	$2,000,000
Computer Licences	$1
Contracts	$1
Environmental Protection Licences	$1
Goodwill	$1
Permits to Operate	$1
Promotional Material	$1
Property Leases	$1
Stock	$1
Total	$20,600,008

6.	GST

6.1	Application of clause

The following clauses apply if a party (“the Supplier”) is or may become liable to pay GST in relation to any Supply to another party (“the Purchaser”) under or in connection with this document or in relation to any payment, whether by way of adjustment, reimbursement, indemnity, damages or otherwise.

6.2	GST payable in addition to other consideration:

6.2.1	In addition to any other amounts payable or consideration provided by the Purchaser to the Supplier under or in connection with this document (“the GST Exclusive Consideration”), the Purchaser must pay to the Supplier an amount equal to the GST Exclusive Consideration multiplied by the GST Rate.

6.2.2	Payment must be made by the Purchaser at the same time as the GST Exclusive Consideration is payable or is to be provided under this document.

6.2.3	If a payment to be made by one party to another (“the Recipient”) under this document is a reimbursement or indemnification of an amount paid by the Recipient, or is determined wholly or in part by reference to any underlying cost, expense or liability incurred by the Recipient, then the amount to be paid to the Recipient is:

(a)	to be reduced by the Input Tax Credit to which the Recipient is entitled in respect of the cost, expense or liability; and

(b)	otherwise to be calculated in accordance with this clause 6.

6.2.4	The Recipient will be presumed to be entitled to a full Input Tax Credit on such amounts unless it demonstrates otherwise.

6.3	Tax invoice

Tax Invoices must be issued in accordance with the requirements of GST Law.

6.4	GST group

If the Supplier is a member of a GST Group, references to GST for which the Supplier is or may become liable to pay and to Input Tax Credits to which the Supplier is entitled include GST for which the Representative Member of the GST Group of which the Supplier is a member is liable and Input Tax Credits to which that Representative Member is entitled.

6.5	Definitions

6.5.1	GST Law means the A New Tax System (Goods and Services Tax) Act 1999 and any other law which imposes or otherwise deals with the imposition or administration of a goods and services tax in Australia.

6.5.2	GST Rate means the rate of GST under the GST Law.

6.5.3	GST, GST Group, Input Tax Credit, Representative Member, Supply and Tax Invoice have the same meanings as under the GST Law.

7.	VALUATION OF PLANT AND EQUIPMENT

7.1	Stocktake on Completion

Subject to clause 7.4, the parties will arrange for a stocktake of the Plant and Equipment to be conducted no more than five days prior to the date of Completion at which representatives of the Vendor and the Purchaser must be present. The cost of the stocktake will be shared equally by the parties. On conclusion of the stocktake, representatives of the Vendor and the Purchaser must agree on the list of Plant and Equipment determined and any dispute as to quantity must be resolved at the time of the stocktake by recount. The Purchaser and Vendor must initial the Plant and Equipment list indicating their agreement.

7.2	Subject to clauses 7.3 and 7.4, if, as at the date of Completion, any of the Plant and Equipment cannot be located, is not owned by the Vendor or for any reason cannot be transferred by the Vendor to the Purchaser (“Relevant Plant and Equipment”), the parties agree that the Purchaser may require that the Purchase Price be adjusted by the Liquidation Value for the Relevant Plant and Equipment.

7.3	The Purchaser will not be entitled to request a variation to the Purchase Price under clause 7.2 if at Completion, it is established that any of the items of Plant and Equipment highlighted in blue in Schedule 2 or any of the Additional Significant Spare Parts highlighted in light yellow in Schedule 2 are not owned by the Vendor and cannot therefore be transferred to the Purchaser.

7.4	The Purchaser will not be entitled to request a variation to the Purchase Price under clause 7.2 unless the Liquidation Value of the Relevant Plant and Equipment exceeds $100,000 in aggregate.

7.5	The Vendor must provide the Purchaser full access to its books and records and any information required by the Purchaser to complete the stocktake pursuant to this clause 7.

7.6	The parties may agree not to conduct a stocktake under clause 7.1, in which case clauses 7.1 to 7.5 will not apply.

8.	COMPLETION

8.1	Date for Completion

Subject to clause 2, Completion of the sale and purchase of the Business Assets will take place at the offices of the Vendor’s Solicitor (or as they may otherwise reasonably direct) before 3.00 pm on a Business Day on or before:

8.1.1	the Proposed Completion Date; or

8.1.2	if the Conditions Precedent set out in clause 2 have not been satisfied or waived 2 Business Days prior to the Proposed Completion Date, the date 2 Business Days after the last of those conditions has been satisfied or waived provided that Completion is on or before the Sunset Date at such other place, time and date as the Vendor and the Purchaser agree.

8.2	Delivery of Documents Executed by Vendor

On Completion, the Vendor must give to the Purchaser the following documents, in a form approved in advance by the Purchaser executed as the case may be, by the Vendor, Thiess or any third party whose consent is required, or all of them:

8.2.1	a release or discharge (including ASIC Forms 312) of each Encumbrance over the Business Assets;

8.2.2	Department Forms 13 “Application for Registration of the Transfer of an Authority” for the transfer of the Mining Tenements, together with, to the extent they are in the possession of the Vendor or which the Vendor is able to obtain from Thiess, the original instruments of title in respect of the Mining Tenements;

8.2.3	in respect of the Environmental Protection Licences, the prescribed form of Licence Transfer Application Form;

8.2.4	assignments of the Property Leases to be assigned at Completion under clause 11;

8.2.5	transfers of ownership and registration for all motor vehicles included in the Plant and Equipment;

8.2.6	control over the Business Records;

8.2.7	to the extent they are in the possession or control of the Vendor or Thiess, certificates of registration and certificates relating to possession of any Business Assets issued by any Government Agency, or necessary for compliance with any law, including the Permits to Operate;

8.2.8	in relation to each Contract referred to in clause 2.1.4, an assignment or novation of that contract executed by the counterparties to that contract if that contract is to be assigned or novated on Completion under clause 2.1.4;

8.2.9	if any other Contracts are to be assigned or novated to the Purchaser in accordance with clause 11 on Completion, an assignment or novation of those Contracts to the Purchaser duly executed by the counterparties to those Contracts;

8.2.10	for examination by the Purchaser, any power of attorney under which a document required to be delivered under this agreement is executed; and

8.2.11	any other document reasonably required by the Purchaser to transfer the Business Assets to the Purchaser and to complete the sale under this agreement.

8.3	Delivery of Tangible Assets

On Completion, the Vendor must deliver (if it has not already done so) any tangible assets of the Business Assets to the Purchaser by leaving them at the Mine.

8.4	Completion Obligations of Purchaser

On Completion, the Purchaser must:

8.4.1	comply with its obligations under clause 5.2 and 5.5, subject to any net adjustments to be made under this agreement; and

8.4.2	deliver to the Vendor counterparts executed by the Purchaser of any documents referred to in clause 8.2 that are to be executed by the Purchaser.

9.	PAYMENTS IN ADVANCE OR ARREARS

9.1	Adjustments on Completion

On Completion of the sale of the Business Assets:

9.1.1	the Purchaser must account to the Vendor for:

(a)	any payment made in advance for goods and services supplied to or to be supplied to the Business on or after Completion; and

(b)	any other payment made in respect of the Business (including without limitation, any Mining Payments), the benefit of which is received by the Business on or after Completion;

(c)	any credit or refund which may have accrued or will accrue in respect of the Business Assets relating to a period prior to Completion; and

(d)	an amount equal to any bank guarantees, security deposits, cash deposits or similar security lodged in relation to the Business Assets which are not refunded or returned on or prior to Completion and of which the Purchaser gets the benefit after Completion. (The Vendor and the Purchaser shall co-operate to achieve the adjustment in relation to the security deposit and the bond lodged by the Vendor with the Department by arranging, on or as soon as practical following Completion, the substitution by the Purchaser of a security deposit and! or bond with the Department in such amount as is required by the Department in order to cause the release to the Vendor of the security deposit and bond currently lodged by it with the Department.)

9.1.2	the Vendor must account to the Purchaser for:

(a)	any payments received for goods to be supplied and services to be rendered by the Business on or after Completion; and

(b)	any unpaid liabilities in respect of the Business (including Mining Payments), the benefit of which has been received prior to Completion, including:

(i)	any amounts, (if any), due to Cessnock Land Pty Limited in respect of the use or occupation by the Vendor of the Abadare Reject Disposal Area;

(ii)	all amounts, if any, due to Mr and Mrs Hincks in respect of the use or occupation by the Vendor of the Area of the No. 1 Shaft;

(iii)	all amounts, if any, due to State Forests in respect of the use or occupation by the Vendor of the Area of the No. 2 Shaft;

(iv)	all statutory mining royalties due to the New South Wales Government under the Mining Tenements; and

(v)	all amounts, if any, due to Andrew Park in respect of the use or occupation by the Vendor of land owned by Mr Park.

9.2	Set-off

The Vendor and the Purchaser will set off the respective amounts payable by them under clauses 7.2 and 9.1 such that the party obliged to pay the greater amount will pay to the other on Completion only the excess payable by it. The parties will liaise to reach agreement on the adjustments required under these clauses at least 3 Business Days prior to Completion.

10.	ACKNOWLEDGMENTS BY PURCHASER

The Purchaser specifically acknowledges and agrees that it has been provided with a copy of a letter from the New South Wales Department of Mineral Resources to the Vendor dated 4 June 2004 (“Letter”) indicating that all mining leases for coal are to be amended to include a condition requiring leaseholders to prepare a Subsidence Management Plan prior to commencing underground mining operations which would potentially lead to subsidence of the land surface, effective on and from 18 March 2004, as more fully described in the Letter.

The Purchaser acknowledges and agrees that the Mining Tenements will be transferred to the Purchaser subject to the requirements set out in the Letter and the Purchaser will be responsible for complying with the requirements set out in the Letter.

11.	COMPUTER LICENCES, PROPERTY LEASES, PERMITS TO OPERATE AND CONTRACTS

11.1	Transfer of Contracts, Property Leases, Computer Licences and Permits to Operate

11.1.1	The Vendor and the Purchaser must each use its reasonable endeavours to transfer the Contracts, the Property Leases, the Computer Licences, the Permits to Operate, (or in the case of the Computer Licences and the Permits to Operate, cause the issue of a new licence or permit to the Purchaser) or any other operational agreements to the Purchaser on or before Completion including obtaining the consent of a third party which is required for the transfer or new issue.

11.1.2	A transfer made under this clause 11.1 may be made either by assignment, novation or by grant of a new lease, licence, permit or contract.

11.1.3	If the consent of a third party is required for a transfer or issue under clause 11.1 then the Purchaser’s reasonable endeavours to obtain that consent must include providing any information relating to the Purchaser which may be requested by the third party and providing reasonable security in support of the Purchaser’s obligations under the Contract, Property Lease, Computer Licence or Permit to Operate concerned. The Purchaser must pay for the cost of obtaining that consent including any legal costs (other than the legal costs of the Vendor or the Receivers) and is responsible for preparing any documentation necessary for the transfer or issue, subject to the approval of such documentation by the Vendor.

11.1.4	After Completion, the Purchaser must in respect of all Contracts, Property Leases, Computer Licenses, Permits to Operate and Computer Licenses transferred to it:

(a)	perform to the extent it lawfully can, all obligations of the Vendor under the Contracts, the Property Leases, the Computer Licences and the Permit to Operate; and

(b)	indemnify and keep indemnified the Vendor against any Loss incurred by the Vendor after Completion under or in relation to a Contract, a Property Lease, a Computer Licence or a Permit to Operate.

11.2	Pending Transfer or New Issue

If a Contract, a Property Lease, a Computer Licence or a Permit to Operate has not been transferred, or a new one issued, to the Purchaser by Completion:

11.2.1	after Completion, the Vendor and the Purchaser must use all reasonable endeavours to ensure that the Contract, Property Lease, Computer Licence or a Permit to Operate is transferred to the Purchaser in accordance with this agreement as soon as practicable after Completion; and

11.2.2	the Vendor must to the extent it lawfully can, allow the Purchaser to use or occupy the property the subject of the Contract, Computer Licence or Property Lease as licensee from Completion until the transfer or new issue is completed.

11.3	Failure to Transfer

Subject to clause 2.1, the Vendor has no liability to the Purchaser in relation to failure to transfer or cause the issue of a new Contract, Property Lease, Computer Licence or Permit to Operate if the Vendor has complied with its obligations under this clause 11.

12.	MINING TENEMENTS AND ENVIRONMENTAL PROTECTION LICENCES

12.1	Transfer of Mining Tenements and Environmental Protection Licences

The parties must use their best endeavours to effect the transfer of the Mining Tenements and the Environmental Protection Licences to the Purchaser as soon as practicable after the date of the agreement, including:

12.1.1	the Purchaser must prepare and the parties must execute Department Forms 12 “Application for the Approval of Transfer of an Authority” (and/or any other forms required under the Mining Act) to transfer the Mining Tenements to the Purchaser;

12.1.2	the Purchaser must comply with any requirements of the Department or the Minister in connection with the transfer of the Mining Tenements, including but not limited to, the lodgement of any security deposit or similar security, the payment of any prescribed transfer fee and providing any information in relation to the Purchaser which may be requested by the Department or the Minister, including the information to be lodged with the Department Forms 12;

12.1.3	the Purchaser must prepare and the parties must execute the necessary forms required to transfer the Environmental Protection Licences or cause the issue of a replacement environmental protection licence to the Purchaser in the form prescribed or required by the Environment Act;

12.1.4	the Purchaser must comply with any requirements of the EPA in connection with the transfer of the Environmental Protection Licences or the issue of a replacement environmental protection licence including but not limited to the lodgement of any security deposit or similar security, the payment of any prescribed transfer fee and providing any information in relation to the Purchaser which may be requested by the EPA, including the information to be lodged with the relevant transfer forms;

12.1.5	the Purchaser must forward the transfers referred to in clauses 12.1.1 and 12.1.4 together with a cheque for the prescribed fee to the Vendor who will lodge the transfers and the prescribed fee for approval by the Minister and the EPA (as appropriate);

12.1.6	the Purchaser must pay for the costs of obtaining the transfers or new issues contemplated by clauses 12.1.1 and 12.1.4 including legal costs;

12.1.7

from Completion, the Purchaser will be bound by and will perform all obligations under the Mining Tenements and the Environmental Protection Licences and will indemnify and keep indemnified the Vendor against all

Loss incurred by the Vendor under or in relation to the Mining Tenements and the Environmental Protection Licences (including but not limited to rehabilitation obligations and liabilities) or any activities conducted by the Purchaser under the Mining Tenements and the Environmental Protection Licences on or after Completion; and

12.1.8	the Vendor has no liability to the Purchaser in relation to failure to transfer an Environmental Protection Licence to the Purchaser.

12.2	Grant of Additional Exploration Licence

12.2.1	The Purchaser must use its best endeavours to procure that the Additional Exploration Licence is granted to it as soon as possible after the date of this agreement.

12.2.2	The Purchaser must comply with any requirements of the Department or the Minister in connection with the grant of the Additional Exploration Licence, including but not limited to, the lodgement of any security deposit or similar security, the payment of any prescribed fee and providing any information in relation to the Purchaser which may be requested by the Department or the Minister.

13.	TITLE & RISK

13.1	Title

Title to the Business Assets passes to the Purchaser on Completion.

13.2	Risk

Risk in the Business Assets passes to the Purchaser on Completion.

13.3	Post Completion Liabilities

The Purchaser will be solely responsible for and will indemnify the Vendor in respect of all liabilities and debts incurred in connection with the Business and the Business Assets in respect of the period on and from Completion save to the extent any liability arises substantially out of a breach by the Vendor of its obligations under this agreement.

13.4	The Vendor is responsible for paying all Liabilities owing or payable by the Vendor in connection with the Business and the Business Assets as at Completion.

13.5	The Purchaser assumes the Assumed Liabilities on and from Completion.

13.6	Except as expressly provided under clause 13.5, the Purchaser does not and the Vendor acknowledges that the Purchaser does not under this agreement undertake or assume any liabilities of the Vendor or the Business.

14.	OBLIGATIONS BEFORE AND AFTER COMPLETION

14.1	After Completion, the Purchaser must, after reasonable notice from the Vendor and at the Vendors cost, allow the Vendor and its representatives during normal business hours to inspect and take copies of the Business Records (to the extent that they relate to any period before Completion) if reasonably required by the Vendor for accounting or taxation purposes or for litigation.

14.2	After Completion, the Purchaser must, after reasonable notice from the Vendor and at the Vendors cost, allow the Vendor and its representatives and representatives of the Vendors insurers during normal business hours to inspect the Excluded Assets for the purposes of the insurance claims lodged by the Vendor in respect of the Excluded Assets.

14.3	Before Completion, the Vendor will make available office facilities and access to the Business Records to the Purchaser at the Mine. The Vendor will allow up to 5 representatives of the Purchaser (“Representatives”) to access the office facilities and the Business Records on 3 days per week (“Access Days”).

14.4	In addition, subject to clause 14.6:

14.4.1	On one Access Day per week, up to 4 of the Representatives will be permitted to inspect the Mine underground; and

14.4.2	On another Access Day per week, up to 5 of the Representatives will be permitted to inspect the surface facilities at the Mine

On the remaining Access Day per week, the Representatives will only be permitted to access the office facilities.

14.5	The Purchaser may be permitted additional access upon at least 2 days notice to the mine manager and provided that such additional access will be at the sole discretion of the mine manager.

14.6	During the inspections of the Mine underground and the surface facilities referred to in clause 14.4, the Vendor will use its best endeavours to accommodate the needs of the Representatives but the areas to which access will be permitted will be at the sole discretion of the mine manager.

14.7	The Representatives must comply with all site policies and all other procedures established by the mine manager from time to time.

15.	WARRANTIES

15.1	Business Assets are sold as is

Each of the Business Assets is sold as is, in its existing location, state of repair and condition as at the date of this agreement and the Purchaser relies upon its own inspection of each of them.

15.2	Time of Warranties

Subject to any disclosures made in writing prior to the date of this agreement:

15.2.1	the Vendor gives the Vendor’s Warranties in favour of the Purchaser;

15.2.2	the Receiver gives the Receivers’ Warranties on behalf of the Receivers in favour of the Purchaser; and

15.2.3	the Purchaser gives the Purchaser’s Warranties in favour of the Vendor and the Receivers,

as set out in Schedule 1, as at date of this agreement (unless specified otherwise in Schedule 1) and as at Completion.

15.3	Disclosure

The Purchaser must not claim any fact renders any of the Vendor’s Warranties or the Receivers’ Warranties untrue or misleading if that fact has been disclosed in:

15.3.1	this agreement; or

15.3.2	the Disclosure Material or any disclosure letter received by the Purchaser before the date of this agreement.

15.4	Purchaser Indemnity

The Purchaser must indemnify the Vendor for any Loss which the Vendor may sustain or incur arising from or in connection with:

15.4.1	any matter or thing being other than as represented or warranted by the Purchaser’s Warranties; or

15.4.2	any breach of, or default under this agreement by the Purchaser.

15.5	Acknowledgement by Vendor

The Vendor acknowledges that to the best of its knowledge and belief and subject to the terms of this agreement, the Vendor has title to the Mining Tenements and the Plant and Equipment.

16.	LIMITATION OF LIABILITY

16.1	Limitation to Claims under this Agreement

The Vendor is not liable to the Purchaser for any Claim arising from or relating to any statement, representation, warranty, promise, undertaking or agreement in connection with the sale of the Business or the Business Assets made by the Vendor, the Receivers or any person acting, or purporting to act on behalf of the Vendor or resulting from or implied by conduct made in the course of communications or negotiations in connection with the sale of the Business or the Business Assets, unless:

16.1.1	it is expressly set out or referred to in this agreement; or

16.1.2	the right to make or institute legal proceedings in respect of the Claim arises out of a statutory right which cannot be excluded by contract.

16.2	The Vendor is not liable to the Purchaser for any Claim arising out of a matter disclosed in the Disclosure Material.

16.3	The Purchaser acknowledges it has completed its due diligence enquiries prior to entering this agreement or has had sufficient opportunity to make its enquiries, inspect the Business Assets and review the Disclosure Material. Subject to any express provision of this agreement to the contrary, the Purchaser must not make, and waives any right it may have to make, any Claim arising from or relating to any statement, representation, promise, warranty or undertaking in connection with the sale of the Business Assets made by the Vendor, the Receivers or any person acting, or purporting to act on behalf of the Vendor or resulting from or implied by conduct made in the course of communications or negotiations in connection with the sale of the Business Assets unless the right to make or institute legal proceedings in respect of the Claim arises out of statutory right which cannot be excluded by contract.

16.4	The Purchaser acknowledges that it has satisfied itself in relation to any matters that would have arisen out of its due diligence inquiries if such inquiries had been conducted with all reasonable care and diligence.

16.5	The Purchaser acknowledges that when entering into this agreement, it relied exclusively on the following matters independently of any statements, inducements or representations made by or on behalf of the Vendor or the Receivers (including by any agent or person acting or purporting to act on behalf of the Vendor):

16.5.1	the inspection of and investigations relating to the Business and Business Assets made by or on behalf of the Purchaser;

16.5.2	the skill and judgment of the Purchaser, its consultants and representatives; and

16.5.3	opinions or advice obtained by the Purchaser independently of the Receivers, the Vendor or any of the Vendor’s agents or employees.

16.6	Vendor not Liable where Purchaser has Knowledge

The Vendor is not liable to the Purchaser for any Claim arising from or relating to breach of a Vendors or a Receiver’s Warranty if before Completion the Purchaser has actual knowledge of the matter that has given rise or will give rise to the breach or anticipated breach and does not before Completion give written notice to the Vendor of the matter.

16.7	Time Limits

The Vendor is not liable to the Purchaser for any Claim unless the Purchaser has given written notice to the Vendor setting out specific details of the Claim within four months after the date of Completion.

16.8	Right to Reimbursement

The Vendor will not be liable to the Purchaser for any claim for breach of, or inaccuracy in, any Warranty to the extent that any Loss concerned is made good or compensated for without Loss to the Purchaser, including any Loss which is recovered by the Purchaser or for which the Purchaser has an available indemnity under a policy of insurance.

16.9	Monetary Limits

16.9.1	Subject to clauses 16.9.2 to 16.9.5 the Vendor is not liable to the Purchaser for any Claim or series of Claims unless the amount finally adjudicated or agreed as being payable in respect of the Claim exceeds $10,000.

16.9.2	The maximum amount which the Purchaser may recover from the Vendor in respect of a Claim relating to an item of Plant and Equipment is the Liquidation Value for that item of Plant and Equipment.

16.9.3	The Vendor is only liable to the Purchaser for amounts by which Claims adjudicated or agreed under clause 16.9.1 exceed $100,000 in aggregate.

16.9.4	Subject to clause 16.9.5, the maximum aggregate which the Purchaser may recover from the Vendor in respect of all Claims is 30% of the Purchase Price for the Business Assets.

16.9.5	The Purchaser may not, in respect of a Claim, recover from the Vendor any proceeds (including, but not limited to, damages and any amounts referable to the damage or destruction of the Excluded Assets) of the Vendor’s insurance claims in respect of the Excluded Assets.

17.	RECEIVERS ARE NOT LIABLE

Subject to clause 15.2, the Purchaser acknowledges and agrees that:

17.1	the Receivers execute this agreement in their capacity as receivers and managers of the Vendor and not in their personal capacity;

17.2	the Receivers and their employees and agents do not assume any personal liability of any nature whatsoever (whether directly or indirectly), express or implied and howsoever arising including personal liability in respect of any action arising in pursuance of the Vendors rights and/or obligations under this agreement; and

17.3	the Receivers, by their execution of this agreement, take the personal benefit of any provision and indemnity given in favour of the Vendor; and

17.4	at and by virtue of Completion, the Purchaser releases the Receivers, their employees and agents from all Loss sustained by the Purchaser, its employees and agents for Claims arising out of representations made by the Receivers, their employees and agents and any breach of this agreement by the Receivers, their employees and agents.

18.	TERMINATION

18.1	Breach

18.1.1	If a party to this agreement breaches a term of this agreement, the other party may give notice in writing to the party in breach requiring that party to remedy the breach.

18.1.2	If the party in breach has not or cannot rectify the breach within 14 days after the date of the clause 18.1.1 notice, the party giving the notice may, without affecting any of its other rights or remedies, terminate this agreement by giving written notice to the other party before Completion.

18.2	Purchaser’s Default

18.2.1	If the Purchaser:

(a)	fails to pay the balance of the Purchase Price as provided in clauses 5.2, 5.3 and 5.4, or

(b)	fails to comply with any of the terms or conditions of this agreement,

then the Vendor may:

(c)	affirm this agreement, or

(d)	terminate this agreement.

18.2.2	If the Vendor affirms this agreement pursuant to clause 18.2.1(c), the Vendor may:

(a)	sue the Purchaser for damages for breach or for specific performance and damages in addition to or instead of damages for breach; and

(b)	recover from the Purchaser as a liquidated debt the Deposit or any part of it which the Purchaser has failed to pay.

18.2.3	If the Vendor terminates this agreement pursuant to clause 18.2.1(d), the Vendor may elect to:

(a)	declare the Deposit (or so much of it as shall have been paid) forfeited and/or sue the Purchaser for breach, or

(b)	declare the Deposit (or so much of it as shall have been paid) forfeited and/or resell the Property in which case any deficiency and any expense arising from such resale shall be recoverable by the Vendor from the Purchaser as liquidated damages; and

(c)	in either case, the Vendor may recover from the Purchaser as a liquidated debt the Deposit or any part of it which has not been paid by the Purchaser.

18.2.4	The rights and powers conferred upon the Vendor by this clause 18.2 are in addition to any other right or power which the Vendor may have at law or in equity.

18.3	Return of information

If for any reason this agreement is terminated, the Purchaser must immediately upon being requested by the Vendor to do so:

18.3.1	return to the Vendor all documents, records and materials (including copies and computer records) which were obtained by the Purchaser or on its behalf in the course of access allowed by the Vendor;

18.3.2	destroy copies of all analyses, compilations, studies or other documents prepared by or on behalf of the Purchaser on the basis of information to which the Purchaser is allowed access; and

18.3.3	confirm to the Vendor in writing it has complied with its obligations under clauses 18.3.1 and 18.3.2.

19.	ANNOUNCEMENTS

19.1	Legal Requirements

A party may not disclose anything in respect of this agreement or the terms on which the Business Assets are sold except as required:

19.1.1	by applicable law; or

19.1.2	by any recognised stock exchange on which its shares are listed,

and to the extent possible, it must consult with the other party before making the disclosure and use reasonable endeavours to agree on the form and content of the disclosure.

19.2	Disclosure to Officers, Employees, Advisers

A party may disclose anything in respect of this agreement or the terms of the sale of the Business Assets to the officers, employees, bankers, financial advisers and financiers and professional advisers of that party (provided those persons are obliged to keep the information disclosed confidential) but it must use its best endeavours to ensure all matters disclosed are kept confidential.

20.	DISPUTE RESOLUTION

20.1	Compliance with Agreement

Unless a party has complied with subclauses 20.2 and 20.3 that party may not commence court proceedings or arbitration relating to any dispute arising from this agreement except where that party seeks urgent interlocutory relief in which case that party need not comply with this clause before seeking the relief.

20.2	Parties to Appoint Representative

20.2.1	A party claiming that a dispute has arisen in respect of or in connection with this agreement must give written notice to the other party designating, as its representative in negotiations relating to the dispute a person with authority to settle the dispute and the other party must promptly give notice in writing to the other party each designating, as its representative in negotiations relating to the dispute, a person with the same authority.

20.2.2	The designated persons must, within 10 days of the last designation required by clause 20.2.1 following whatever investigations each deems appropriate, seek to resolve the dispute.

20.3	No Resolution after 10 Days

If the dispute is not resolved within the following 10 days (or within such further period as the representatives may agree in writing) the parties must within a further 10 days (or within such further period as the representatives may agree in writing) seek to agree on a process for resolving the whole or any part of the dispute through means other than litigation or arbitration, such as further negotiations, mediation, conciliation, independent expert determination or appraisal mini-trial and on:

20.3.1	the procedure and timetable for any exchange of documents and other information relating to the dispute:

20.3.2	procedural rules and a timetable for the conduct of the selected mode of proceeding:

20.3.3	a procedure for selection and compensation of any neutral person who may be employed by the parties in dispute; and

20.3.4	whether the parties should seek the assistance of a dispute resolution organisation.

20.4	Exchange of Information

The purpose of any exchange of information or documents or the making of any offer of settlement pursuant to this clause is to attempt to settle the dispute between the parties. No party may use any information or documents obtained through the dispute resolution process established by this clause for any purpose other than an attempt to settle the dispute between the parties.

20.5	Commencement of Proceedings

After the expiration of the time established by or agreed under clause 20.3 for agreement on a dispute resolution process, a party which has complied with the provisions of subclauses 2 to 4 may by notice in writing terminate the dispute resolution process provided for in those subclauses and may then refer the dispute to arbitration or commence proceedings relating to the dispute.

21.	DUTIES, COSTS AND EXPENSES

21.1	Duties

The Purchaser must pay any stamp, transaction or registration duty imposed by any governmental agency in respect of the execution, delivery and performance of this agreement and any agreement or document entered into or signed under this agreement.

21.2	Costs and Expenses

Subject to clause 21.1 each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery, stamping and registration of this agreement.

22.	GENERAL

22.1	Notices

22.1.1	Any notice or other communication given or made under this agreement:

(a)	must be in writing;

(b)	must be signed by the party giving or making it (or signed on behalf of such party by its duly authorised representative);

(c)	must be left at the address, sent by prepaid security post (air mail if outside Australia) to the address or sent by facsimile to the facsimile number set out below:

(i)	if to the Vendor:

Ferrier Hodgson
Level 17, 12 Market Street
Sydney NSW 2000
Attention: Robert Pfaff
Telephone: +61 2 9286 9999
Facsimile: +61 2 9286 9888

(ii)	if to the Purchaser:

Yanzhou Coal Mining Company Limited

40, Fushan Road

Zou Ceng City, 273500

Shan Dong Province

China

Attention: Fanghua Zhai

Telephone: 86-537 5393 3334

Facsimile: 86-537 5393 3334

(d)	may, in the case of the Vendor, be sent to the Vendor’s Solicitor and in the case of the Purchaser, sent to the Purchaser’s Solicitor.

22.1.2	A party may change its address for the purpose of service of notices by giving notice of that change to each other party pursuant to the provisions of clause 22.1.1.

22.1.3	Any party which changes its business or residential address must immediately give notice of that change to each other party pursuant to the provisions of clause 22.1.1.

22.1.4	Proof of posting or of despatch of facsimile is proof of receipt:

(a)	in the case of a letter: on the third (seventh, if outside Australia) day after the date of posting; and

(b)	in the case of a facsimile: upon production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient notified for the purposes of this clause.

22.1.5	If the time of despatch of a facsimile is after 4.00 pm (local time) on a day in which business generally is carried on in the place to which the facsimile communication is sent it will be deemed to have been received at the commencement of business on the next business day in that place.

22.1.6	A recipient of a notice given pursuant to this clause need not enquire, where the notice purports to be signed on behalf of a party by its duly authorised representative, as to the authority of the representative signing the notice.

22.2	Governing Law

The contents of this agreement, its meaning and interpretation and the relationship of the parties are to be governed by the laws of New South Wales. The parties submit to the jurisdiction of the courts exercising jurisdiction there.

22.3	Invalidity

If any part of this agreement is for any reason declared invalid or unenforceable, the validity of the remaining portion is not to be affected and the remaining portion is to remain in full effect as if this agreement had been signed with the invalid portion eliminated.

22.4	Waivers

22.4.1	No failure on the part of a party to exercise, or delay on its part in exercising, any of the rights or remedies provided by this agreement or by law operates as a waiver of them. Any single or partial exercise of any of the rights or remedies does not preclude any further or other exercise of such right or remedy or the exercise of any other of the rights or remedies.

22.4.2	Any waiver or consent by a party is effective only if it is in writing signed by or on behalf of that party and then only to the extent expressly stated in the writing and in the specific instance and the purpose for which it is given.

22.5	No Merger

Notwithstanding the completion of any of the transactions contemplated by this agreement, any obligation of a party, which is of a continuing nature or is not fully satisfied and discharged on Completion, including, the warranties, will not merge on Completion or in any transfer but will continue in favour of the party to which it is owed and remain in full effect.

22.6	Survival of Indemnities

22.6.1	Each indemnity of a party contained in this agreement is a continuing obligation of that party despite:

(a)	any settlement of accounts; or

(b)	the occurrence of anything,

and remains in full force and effect until all money owing, contingently or otherwise, under any indemnity has been paid in full.

22.6.2	Each indemnity of a party contained in this agreement:

(a)	is an additional, separate and independent obligation of that party and

(b)	no one indemnity limits the generality of any other indemnity; and survives the termination of this agreement.

22.7	Remedies

22.7.1	The rights and remedies contained in this agreement are cumulative and are not exclusive of any rights and remedies provided by law.

22.7.2	Any right or remedy which may be exercised, or any determination which may be made, under this agreement by a party may be exercised or made (or declined to be exercised or made) in the absolute discretion of that party who is not under any obligation to do so or to give reasons for its decision.

22.7.3	A party is not liable or accountable for any loss occasioned by or arising out of or in connection with its omission to exercise any right or remedy or to make any determination, or any delay in exercising any right or remedy or in making any determination, or the exercise or partial exercise of any right or remedy.

22.7.4	A party is entitled to enforce or take action in respect of, to the extent permitted by law, any breach of another party’s obligations under this agreement notwithstanding the termination of this agreement.

22.8	Further Assurances

Each party must do and perform all such other acts matters and things as may be necessary or convenient to implement the provisions of this agreement so as to give effect to the intentions of the parties as expressed in this agreement.

22.9	Assignment

A party may not assign the benefit of or its obligations under this agreement without the prior written approval of each other party.

22.10	Whole Agreement

22.10.1	The contents of this agreement record the entire agreement between the parties in relation to its subject matter. It supersedes all previous negotiations, understandings or agreements in relation to the subject matter.

22.l0.2	No modification of this agreement is to be binding unless it is in writing and signed by or on behalf of each party.

22.10.3	All understandings, agreements, warranties or representations (whether express or implied) are excluded other than, subject to clause 22. 10.1, those which are set out in writing in this agreement.

22.10.4	The conditions or warranties (if any) which are implied into this agreement by statute (where the statute voids or prohibits provisions excluding, restricting or modifying the application of or the exercise of a right conferred by or liability arising from a breach of the implied condition or warranty) are not excluded from this agreement.

22.11	Counterparts

If this agreement is signed in counterparts, each is deemed an original and all constitute one and the same instrument.

SCHEDULE 1

Warranties

A.	Vendor’s Warranties

AUTHORITY

1.	The Vendor has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms.

2.	The Vendor has full power to enter into and perform its obligations under this agreement and it can do so without the consent of any other person (except for consents required under the Contracts, the Property Leases, the Computer Licences, the Mining Tenements, the Environmental Protection Licences, the Permits to Operate and the consent of the person holding the Encumbrances).

3.	The Receivers have been validly appointed.

4.	The Receivers have the power and authority to execute this agreement on behalf of the Vendor and to sell the Vendor Interest in the Business Assets on behalf of the Vendor and if clause 2.2.1(a) applies, the Receivers have the power and authority to sell the Thiess Interest in the Business Assets on behalf of the Vendor.

5.	The Vendor and the Receivers make no representation or warranties in relation to:

5.1	the nature, quality, state of repair, value or condition of the Business Assets;

5.2	subject to the acknowledgement in clause 15.5, the title to or rights attaching to or effecting the Business Assets;

5.3	any other matter having, or which may have, an effect, beneficial or otherwise, on the Business Assets (including without any defect, whether latent or patent);

5.4	the accuracy or completeness of the Disclosure Material;

5.5	any environmental or rehabilitation obligations or liabilities arising out of the Mining Tenements;

5.6	subject to the acknowledgement in clause 15.5, its right to assign or transfer any of the Business Assets;

5.7	the existence of any Native Title claims;

5.8	the status of the Mining Tenements and the Environmental Protection Licences, including expenditure obligations;

5.9	the accuracy or completeness of the information contained in the schedules to this agreement;

5.10	any future matters in relation to the Business or the Business Assets including future costs, revenues or profits; or

5.11	without limitation, any other matter.

B.	Receivers’ Warranties

1.	The Receivers have been validly appointed.

2.	The Receivers have the power and authority to execute this agreement on behalf of the Vendor and to sell the Vendor Interest in the Business Assets on behalf of the Vendor and if clause 2.2.1(a) applies, the Receivers have the power and authority to sell the Thiess Interest in the Business Assets on behalf of the Vendor.

3.	The Business Assets will be free of all Encumbrances as at Completion.

C.	Purchaser’s Warranties

AUTHORITY

1.	The Purchaser has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms.

2.	The Purchaser has full power to enter into and perform its obligations under this agreement and can do so without the consent of any other person (except for consents required under the Contracts, the Property Leases, the Computer Licences, the Permits to Operate, the Environmental Protection Licences and the Mining Tenements).

3.	The execution, delivery and performance by the Purchaser of this agreement complies with:

3.1	each law, regulation, authorisation, ruling, judgment, order or decree of any governmental agency;

3.2	the constitution or other constituent documents of the Purchaser; and

3.3	any Encumbrance or document which is binding on the Purchaser.

3.4	The Purchaser has not gone into liquidation nor passed a winding-up resolution nor received a notice under section 601AB(3) of the Corporations Act 2001 (Cth).

3.5	No petition or other process for winding up has been presented or threatened against the Purchaser and there are no circumstances justifying such a petition or other process.

3.6	No writ of execution has issued against the Purchaser.

3.7	No receiver or receiver and manager of any part of the undertaking or assets of the Purchaser has been appointed.

3.8	The Purchaser does not have actual knowledge of any matter or thing that is at the date of this agreement inconsistent with the Vendor’s Warranties or the Receivers’ Warranties.

SCHEDULE 2

Plant & Equipment

SCHEDULE 3

Freehold Property

Properties with the following identifiers:

Freehold Property

Lot 125/DP 755225

Lot 99/DP 755225

Lot 751DP 755225

Lot 67/DP 755225

Lot 66/DP 755225

Lot 65/DP 755225

Lot 64/DP 755225

Lot 35/DP 755225

Lot 19IDP 755225

AUTO CONSOL 2330-206 (Lots 1 to 6/DP 131087)

AUTO CONSOL 2098-122 (Lots 12 and 1201DP755225)

AUTO CONSOL 2019-214 (Lots 13-14/DP 755225)

Lot 1/DP 823133

Lot 42/DP 812815

Lot 100/DP 755254

Lot 1/DP 775718

Lot 2/DP 775718

AUTO CONSOL 3456-246 (Lots 9,13-15, 18, 32, 34-38, 42, 47-49 and 54-58/DP 11747)

Lot 99/DP 755254

Lot 98/DP 755254

AUTO CONSOL 3476-37 (Lots 1- 2, 5 and 8-13/DP 69968 and Lots 1-3/DP 124547)

AUTO CONSOL 4788-46 (Lots 18-21,              Section 4/DP 13656)

AUTO CONSOL 8633-1 (Lots 34- 36/DP 755215)

Lot 24/Section 4/DP13656

Lot 25/Section 4/DP 13656

Lot 26/Section 4/DP 13656

Lot 27/Section 4/DP .13656

Lot 28/Section 4/DP 13656

Lot 29/Section 4JDP 13656

Lot 30/Section 4/DP 13656

Lot 1/DP 87087

Lot 1/DP 131054

Lot 2/DP 714067

Lot 32/DP 755225

Lot 2/DP 755225

Lot 3/DP 755225

Lot 4/DP 755225

SCHEDULE 4

Mining Tenements

Dam Site Lease (Mining Purposes) 89 (Act 1901)

Mineral Lease 1157 (C&S Act 1906)

Mineral Lease L83 (C&S Act 1906)

Mining Purposes Lease 23 (Act 1906)

Mining Purposes Lease 217 (Act 1906)

Mining Purposes Lease 233 (Act 1906)

Mining Purposes Lease 269 (Act 1906)

Mining Purposes Lease 1364 (Act 1906)

Private Lands Lease 150 (Act 1906)

Consolidated Coal Lease 728 (Act 1973)

Consolidated Coal Lease 752 (Act 1973) lining Purposes Lease 324 (Act 1973)

Consolidated Mining Lease 2 (Act .1992)

Mining Lease 1345 (Act 1992)

Mining Lease 1347 (Act 1992)

Mining Lease 1388 (Act 1992)

Mining Purposes Lease 204 (Act 1906)

Mining Lease (Purposes) 1550 (Act 1992)

SCHEDULE 5

Property Leases

1.	The Lease between Mr and Mrs Hincks and the Vendor in relation to the Area of the No. 1 Shaft, if executed prior to Completion.

2.	The Deed of Licence between the Vendor and Andrew Bryce Park in relation to land owned by Mr Park dated 9 December 1988.

SCHEDULE 6

Encumbrances

1.	Fixed and Floating Charge given by Southland Coal Pty Ltd in favour of Thiess Southland Pty Limited, on or about 22 May 2001, ASIC charge no. 802575.

2.	Fixed and Floating Charge given by Southland Coal Pty Ltd in favour of HSBC Precious Metals (Australia) Limited on or about 30 August 2002, ASIC charge no. 887140.

3.	Fixed and Floating Charge given by Southland Coal Pty Ltd in favour of Thiess Pty Limited on or about 13 February 2003, ASIC charge no. 927615.

4.	Fixed and Floating Charge given by Thiess Southland Pty Limited in favour of Southland Coal Pty Limited on or about 22 May 2001, ASIC charge no. 802546.

SCHEDULE 7

Contracts

Agreement to Carry Coal between the Vendor and Pacific National (NSW) Pty Ltd dated 19 March 2003.

Rail Access Agreement between the Vendor and South Maitland Railways Pty Limited dated 3 July 1998.

Coal Handling Services Agreement between the Vendor and Port Waratah Coal Services Limited (ABN 99001 363 828) dated 29 May 2001

SCHEDULE 8

Environmental Protection Licences

Environmental Protection Licence Number 416

EXECUTED as an agreement

EXECUTED FOR AND ON BEHALF of	)
ANDREW JOHN LOVE, PETER IVAN	)
FELIX GEROFF AND ALAN EDWARD	)
LEWIS jointly and severally in their capacity	)
as Receiver and Manager of SOUTHLAND	)
COAL PTY LIMITED (RECEIVERS AND	)
MANAGERS APPOINTED	)
(LIQUIDATORS APPOINTED) by	)	Signature of Andrew John Love, joint receiver and
ANDREW JOHN LOVE, in the presence of:	)	manager

Signature of Witness
Print Name:
Address:

SIGNED by ANDREW JOHN LOVE in the	)
presence of:	)
)
Andrew John Love

Signature of Witness
Print Name:
Address:

EXECUTED for and on behalf of	)
YANZHOU COAL MINING COMPANY	)
LIMITED by its duly authorised officer	)
Signature of Director

Signature of Witness
Print Name
Print Name

ANNEXURE A

Additional Tenement Area

ANNEXURE B

Escrow Deed

ANNEXURE C

Conveyor System Test

At the time of the test:

•	Each conveyor to be individually able to be remotely and locally started and stopped using each of the available systems.

•	Conveyors to start and stop in correct sequence (except in the coal preparation plant).

•	Control room monitoring is operational including the following:

•	Slip

•	Tracking

•	Tension

•	Thermal overload on motors

•	Emergency stops

•	Conveyors (ie drift belt, S1 to S10, the overland conveyors and the conveyors in the coal preparation plant) to run continuously for 3 hours at full speed.

•	The following associated equipment is to be started and run for 1 minute:

•	Feeders

•	Magnets

ANNEXURE D

Water Levels Test

Preamble

This test is predicated on the assumption that construction of a water treatment plant will be commenced during the period between execution and Completion. It is designed to ensure that the water levels at Completion are such that if construction of the water treatment plant is not complete, the water level will not be such that storage capacity will be exceeded before construction is complete.

The specifications of the water treatment plant shall be as agreed between the Vendor and Purchaser, however both parties agree that a water treatment plant substantially similar to the 3 ML/day plant, capable of receiving the water of the quality at the Mine, as currently under discussion with Ionics at the date of this agreement will be an acceptable specification.

The WTP must be available to be purchased by the Purchaser.

Definitions

WE = Water level underground at date of execution (RL)

WT = Water level underground at date of the test (RL)

WM = Maximum level before overflow to Southland. measured at the date of the test. (RL)

TET = Time between execution and the test (days).

TTC = Time between the test and the forecast date for commissioning of the WTP (days). Note: forecast date to be determined by agreement between the Vendor and Purchaser.

V5 = Volume of water stored on surface and in the Pelton Underground Workings at execution. (ML)

VT = Volume of water stored on surface and in the Pelton underground Workings at the date of the test. (ML)

VM = Storage capacity both used and unused on the surface and in the Pelton Underground Workings at the date of the test. (ML)

S = Safety margin (days) determined as (TTC (10%) + 10).

Availability = Operating Time I (Calendar Time — Scheduled Maintenance)

WTP = water treatment plant of the type referred to in the Preamble

Test

The test is satisfied if:

1. Pump Test: On the date of the pump test, which shall be a date acceptable to the Receiver, but not more than 14 days prior to Completion, the borehole pumping and monitoring system is demonstrated to have operated at a minimum pumping rate of not less than 2.OML per day with an availability of 90% or greater for the period beginning on the date one week prior to the date of the test and ending on the date of the test; AND

2. Water Test: Either:

a)	the WTP is installed, fully commissioned and operational to the specifications for the water treatment plant as referred to in the Preamble; or

b)	both of the following equations are true and VM ≥ 100ML AND WT ≤ 9726 metres:

Test 1:	WT + (WT — WE)/TET * (TTC + S) < WM
Test 2:	VT+ (VT — VE)/TET * (TTC + S) < VM

Measurement Constraints

Underground water measurements for the purposes of the tests will be taken at the underground measuring station by a representative of the Vendor and a representative of the Purchaser simultaneously. Prior to the calculation of W5 and WT, for the purposes of the test, the Vendor must have caused the continuous discharge of water from 5L2 into the main shaft for a period of 2 days out of the previous seven days.

Any modification to WM from its notional value at execution will be carried out to the satisfaction of the mine manager having regard to applicable safety standards for the operation of an underground coal mine, and only after consultation with the Purchaser.

Water volumes will be estimated using standard engineering calculation methodology acceptable to both the Vendor and the Purchaser. The methodology for calculation shall be the same for VT and VE.

VT and VM shall be estimated using standard engineering calculations acceptable to both the Vendor and the Purchaser. Capacity shall be measured in such locations, and in those locations to the maximum water level, as determined by the mine manager having regard to applicable safety standards and environmental requirements for water storage on coal mine sites and after freeboard allowance for a 1: 100 year 72 hour duration rain event.

Subject to the following, when calculating VM, the area allocated to the Pelton Underground Workings and the Washplant open cut together shall not exceed 100ML. If the volume of water stored in the Pelton Underground Workings and the Washplant open cut together at the date of calculation of VM exceed 100 ML, the amount of such excess shall be deducted from VM. However, if the Vendor can demonstrate to Yanzhou’s satisfaction (not to be unreasonably withheld) that the hydraulic connectivity has been sealed between Pelton Underground Workings and the Washplant open cut, then when calculating VM, the area allocated to the Pelton Underground Workings and the Washplant open cut together shall be increased to the combined separated volumes as calculated.

Additional pre-test requirements

The Receiver must ensure that between the date of this agreement and until Completion:

1.	Water must not be pumped into the Kalingo Shaft. However if a rain event occurs which would otherwise result in overflow of the Kalingo Dam, the overflow may be directed into the Kalingo Shaft. The Purchaser must be informed if this occurs, and provided with an estimate of the amount of water directed to the Kalingo Shaft. If any water is pumped into the Kalingo workings that volume of water must be deducted from VM for the purposes of the calculation of the tests.

2.	The Purchaser is consulted and kept fully and regularly informed of all material issues concerning the water levels at the Mine.

3.	The Purchaser is fully consulted in relation to all proposals for a WTP to be commissioned at the Mine. The Receiver must consult with the Purchaser in relation to any contractual commitment proposed to be entered into by the Receiver in relation to any proposed WTP and must ensure that no commitment to purchase a WTP or hire a WTP is made by the Receiver without the prior agreement of the Purchaser (such agreement not to be unreasonably withheld, provided that the Purchaser shall have ultimate decision making authority in relation to the specification and cost of any WTP intended to be purchased) but provided further that the Purchaser will not object to the Receiver entering into hire arrangement not exceeding 6 month for a WTP of the type specified in the preamble in order to allow the Receiver to progress the ordering and construction of the WTP.

4.	The Purchaser must be kept informed on a daily basis (excluding weekends) of material issues affecting the water level at the Mine, including the daily water level underground and daily pumping volume and daily location to which water is being pumped.

The Vendor must cover that portion of installation and hire costs incurred prior to Completion. The Purchaser must cover all capital costs and all costs incurred after Completion

ANNEXURE E

Continuous Miner Scope of Works

The scope of works relates to the area of the fall on the Continuous Miner, and does not refer to the fall in 5 cut through.

The following works must be completed:

•	The Continuous Miner must be removed from the roadway and placed in a location that will not block access.

•	The area of the fall must be secured, including the roof being supported, to the satisfaction or the mine manager having regard to applicable safety standards for operating underground coal mines.

•	Safe access to the mining face must be available to the satisfaction of the mine manager, having regard to applicable safety standards for the operation of an underground coal mines.

•	The area must be cleared of excess material.

ANNEXURE F

Agreed Care and Maintenance Program

Work Program	Dewatering mine and maintain all pumps.
Maintain statutory stonedusting on conveyor roads and travel roads.
Prepare to run conveyors.
Routinely run all conveyors.
Statutory inspections and 103 inspections of all engineering plant.
Statutory inspections of mine per operational inspection scheme. Inspect weekly, and maintain all accessible seals.
Monitor the mine gases and respond to trigger events.
Sample gas bags through the gas chromatograph.
Maintain and repair as required for key operating equipment in the Coal Handling and Preparation Plant and associated infrastructure.
Maintain and repair, to existing standard, all engineering equipment in use including compressors, winders and main fans, as required.

Stability of U/G roadways	Inspect all accessible roadways each 7 days or as required by regulations.
Attend to any urgent deterioration immediately.
Carry out other identified works subject to approval of the Receivers.
Inspect the 5 cut through SLS Maingate area each shift and monitor temperature and as readings.

Security	Maintain a security presence of the whole site 24 hours per day, 7 days per week.
Attend to any security breaches.

Gas monitoring trends	Monitor gas levels in the mine and behind the seals continuously.
Run gas bag samples, as required, through the gas chromatograph and record results.
Forward Gas Chromatograph results to John Brady for further analysis.
Attend to Trigger Action Response Plans and alarms.
Maintain the tube bundle system.
Maintain all monitoring and analysing equipment.
Carry out monthly ventilation review of mine.

De watering Ellalong goaf and water level monitoring.

Continue to dewater the Ellalong goaf.

Monitor and record water levels at Kalingo and No 2 shaft weekly.

Locate storage for water placement.

Attend to any unplanned discharge.

Report unplanned discharges, if any, to Yanzhou.

Environmental Issues

Audit the site weekly for environmental issues.

Attend to any unplanned discharges and spills.

Report unplanned discharges and spills, if any, to Yanzhou.

Maintain all environmental monitoring and management equipment.

Statutory Issues	Attend to any statutory issues from relevant governmental departments. Forward copies of notices and correspondence, if any, to Yanzhou.

Projects from Receiver	Carry out all works from projects identified by the Receivers outside the range of the care and maintenance budget and program.

Reporting	Report weekly the status of the care and maintenance program to Yanzhou.
Report as required to relevant Governmental departments, and provide a copy to Yanzhou